UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 3, 2009

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
     On December 8, 2009, Zix Corporation (the “Company”) filed a Current Report on Form 8-K (the “December 8, 2009 Form 8-K”) disclosing the decision by the Company’s Board of Directors to exit the e-Prescribing business by winding down its operations while servicing existing contractual obligations to current customers. At the time of filing of the December 8, 2009 Form 8-K, the Company was unable to estimate the amount or range of amounts to be incurred for each major type of cost and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K. In the December 8, 2009 Form 8-K, the Company stated its intention to file an amended Form 8-K/A once exit costs and future cash expenditures were able to be estimated.
     The Company is filing this Form 8-K/A to amend the December 8, 2009 Form 8-K to provide estimated exit costs and future cash expenditures associated with the exit of the e-Prescribing business and to provide further details related to the wind-down period. In connection with the wind-down of the e-Prescribing business, the Company currently estimates that it will incur total costs, once the relevant accounting criteria have been met, of $500,000 to $700,000 (pre-tax) of which (i) $300,000 to $400,000 relates to personnel-related costs, (ii) $100,000 to $200,000 relates to vendor contract termination charges, and (iii) approximately $100,000 relates to impaired inventory on hand. Of the total wind-down costs, the Company expects to accrue approximately $200,000 in its fiscal year ending December 31, 2009 and the remainder in fiscal year 2010. The Company estimates the personnel-related charges of $300,000 to $400,000 and the vendor contract termination charges of $100,000 to $200,000 will result in cash expenditures in 2010.
     The Company has targeted December 31, 2010 as the official termination date for this business, due in large measure to the expiration of ongoing contractual commitments by that date. ZixCorp has reduced its e-Prescribing staff to 10, and, based on projections for renewals to be just below historical rates in the first quarter of 2010 and then decline significantly as the end of 2010 approaches, the Company believes its e-Prescribing revenues should at least cover the costs incurred by this business during the wind-down process. On a cash basis, however, total outlays through the end of 2010 are expected to be between $1.0 million and $1.3 million with respect to the wind-down of the e-Prescribing business. In addition, the Company expects that approximately $0.8 million of annual expenses projected to be allocated to the e-Prescribing business in 2010, including approximately $0.4 million of corporate costs such as insurance and facility costs and approximately $0.4 million of personnel-related costs for employees who provide services for both lines of business, will remain with the Company after the exit from the e-Prescribing business has been completed.
     This Form 8-K/A contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which are subject to inherent risks and uncertainties and are not a guarantee of future results or performance. Actual results may differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the estimated financial information provided for 2009 may be subject to adjustment and may prove to be incorrect following the Company’s completion of its quarter- and year-end accounting procedures, as well as procedures to be undertaken by the Company’s independent accounting firm, the Company may not be able to achieve the results set forth in the projected financial information provided for 2010, the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial services and to achieve market acceptance of its Email Encryption business in other markets, the Company’s ability to maintain existing and generate other revenue opportunities, the Company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues in its Email Encryption business, the expected increase in competition in the Company’s Email Encryption business, the Company’s ability to successfully and timely introduce new Email Encryption products and services and implement technological changes, and various risks and uncertainties associated with the wind-down process for the Company’s e-Prescribing business, including the fact that the Company may not be able to achieve the projected financial results described above. Further details pertaining to certain of the foregoing risks and uncertainties may be found in the Company’s public filings with the SEC. The Company does not intend, and undertakes no obligation, to update or revise any forward-looking statement, except as required by federal securities regulations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: January 6, 2010	By:	/s/ Susan K. Conner
Susan K. Conner
Chief Financial Officer